Exhibit 99.B(p)(14)

Brickwood
ASSET MANAGEMENT

JANUARY 2026

Code of Ethics

Table of Contents

Introduction	2

Standards of Business Conduct	2

Access Persons	2

Violations	2

Staff Activities	3

CONFLICTS OF INTEREST	3

PERSONAL ACCOUNT DEALING	3

GIFTS AND ENTERTAINMENT	8

OUTSIDE BUSINESS INTERESTS	9

ANTI-BRIBERY	9

Introduction

The Code of Ethics, together with the Compliance Manual, sets out the policies and procedures designed to assist staff members of Brickwood Asset Management LLP (“Brickwood” or the “Firm”) identified as “Access Persons” to fulfil their fiduciary responsibilities towards the Firm’s clients.

Standards of Business Conduct

Fiduciary responsibility means always acting in the client’s best interests - putting their interests above those of Brickwood and/or its staff, exercising due care, managing conflicts fairly, and upholding honesty and integrity.

Staff members should not engage in any activity that may represent a conflict of interest to any client and are expected to take reasonable steps to fulfil the Firm’s fiduciary obligation on an ongoing basis. The Firm discloses certain aspects of its Code of Ethics on the Form ADV.

Access Persons

An “Access Person” is defined as any individual the Firm directs, manages or oversees (Supervised Person), including partners and contractors1, who:

•	have access to non-public information regarding clients’ purchase or sale of securities, or

•	is involved in making securities decisions or recommendations to clients; or has access to such decisions and recommendations that are not public

Brickwood takes the position that all staff involved in the day to day business of the Firm are Access Persons.

The purpose of identifying Access Persons is to ensure relevant staff members are trained and understand Brickwood’s arrangements in relation to:

•	preventing conflicts of interest

•	ensuring fiduciary duty is upheld

•	avoiding misuse of confidential or material non-public information[2]

•	demonstrate to regulators that staff dealing activities are properly monitored

The Code of Ethics outlines the conduct expected of Access Persons and sets out the policies and procedures for managing potential conflicts of interest to which they must adhere.

Staff are responsible for reading, understanding and consenting to comply with the Code of Ethics. Any questions regarding the policies set out below should be directed to the Chief Compliance Officer (CCO).

Brickwood requires each staff member to provide written acknowledgement of receipt of the Code of Ethics upon joining the Firm and annually thereafter. An additional acknowledgement may be required upon material amendments to the Firm’s policies and procedures.

Violations

The importance of compliance with the Code of Ethics cannot be overemphasized.

1 For the avoidance of doubt, this does not include Non-Executive Directors

2 Information is “material” if a reasonable investor would consider it important when making an investment decision, and it is “non-public” if it has not been broadly disclosed to the market. Using or sharing such information when dealing in securities is prohibited under U.S. federal securities laws

Failure to comply may result in disciplinary action against staff members, up to and including termination; and may also expose both Brickwood and its staff to significant civil or criminal penalties. Staff must promptly report any known or suspected violations of the Code of Ethics, the Firm’s policies, or applicable federal securities laws to the CCO.

Staff Activities

Brickwood has established policies and procedures to ensure staff members uphold their fiduciary duties in the following areas:

•	Conflicts of interest

•	Staff personal account dealing

•	Gifts and entertainment

•	Outside business activities

•	Political contributions

The CCO must obtain approval from Claudia Ripley, CEO, to undertake any activity covered by these policies that requires pre-clearance.

CONFLICTS OF INTEREST

Brickwood takes all appropriate steps to not only identify and manage but also to prevent conflicts of interest. It is important to note that the Firm must also consider potential and actual conflicts and give thought to how a situation may be perceived by a third party (e.g. a regulator or client).

Each staff member must familiarise themselves with the terms of the Conflicts of Interest Policy and apply it to their activities at Brickwood. If any member of staff becomes aware of a conflict of interest (potential, perceived or actual), it must be reported to the CCO.

Please refer to the Conflicts of Interest policy for additional information.

PERSONAL ACCOUNT DEALING

It is incumbent on staff members to understand whether their personal dealing activity is within the scope of Brickwood’s Personal Account Dealing (PAD) policy.

The PAD policy sets out the rules, controls and reporting requirements to minimise the risk that staff members dealing for their own account create conflicts of interest with Brickwood’s clients, or result in market abuse.

Any PAD must adhere to the requirements (including those concerning prior approval, execution, and notification) set out in the policy. Any queries should be directed to the CCO.

Staff members are discouraged from frequent or excessive dealing or dealing in highly speculative securities or other instruments. Such dealing activities are more likely to give rise to conflicts or perceived conflicts of interest and to detract from Brickwood’s client investment focus. The Firm encourages staff to adopt a medium to long-term investment strategy, as opposed to a short-term dealing strategy.

INSIDE INFORMATION

Dealing based on actual or possible material non-public information i.e. inside information is strictly prohibited.

Inside information is defined as information that is not yet publicly known, which relates directly or indirectly to an issuer or a financial instrument and where such information if it were made public it would have significant effect on the price of the securities. Staff members who possess inside information should not disclose, deal, or encourage others to deal in price-affected securities relating to the insider information. By doing so, staff members may commit the criminal offence of insider dealing.

Staff members are similarly prohibited from dealing in the securities of a company that has been added to Brickwood’s stop list.

CONNECTED PERSONS

Brickwood’s PAD policy is applicable to all staff members of Brickwood, and dealing conducted directly or indirectly, for or on behalf of their Connected Person’s, which include:

•	spouse or domestic partner

•	civil partners and immediate family[3] living in the staff member’s household

•	relatives residing with the staff member for more than one year

•	any person to whom the staff member contributes material financial support

•	any other person whose enduring relationship with the staff member is such that they have a material interest in the outcome of a transaction

•	any individual or entity for which the staff member exercises a controlling interest or discretionary investment authority

REPORTABLE SECURITIES

Dealing in the following are reportable4:

•	Equities (listed and unlisted)

•	Open ended funds managed by Brickwood

•	Investment Trusts

•	Exchange Traded Funds, notes and commodities (that are not UCITS)

•	ADRs / GDRs (depository receipts)

•	Bonds

•	Unregulated funds (i.e. hedge funds)

•	Enterprise Investment Schemes

•	IPOs and placings

•	Any other security that does not appear in the Exempt list (including limited offering or private investments)

EXEMPT SECURITIES:

No prior approval (see below) is needed to deal in the below securities:

•	Open ended mutual funds not managed by Brickwood (e.g. UCITS funds)

•	Exchange traded funds covered by the UCITS directive

•	Government Bonds

•	Cash deposits at bank

3 Immediate family includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and shall include adoptive relationships

4 The term reportable securities includes all traditionally traded instruments as defined in Section 202(a)(18) of the Advisers Act, except:

•	Direct obligations of the U.S., such as treasury securities

•	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt obligations, including repurchase agreements

•	Shares issued by money market funds

•	Shares of open-end funds or collective investment schemes that are not affiliated, advised or sub-advised by the Firm

•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are advised or sub-advised by the Firm

•	Money market funds

BANNED SECURITIES:

Staff members are prohibited from dealing in the following securities:

•	transactions in Reportable Securities where there is a client order in place or a fund manager is likely to raise an order

•	sales in Reportable Securities where they have been held for less than 90 days

•	transactions in derivatives or contracts for differences

•	transactions in any security on the Brickwood stop list

•	short selling of securities

COVERED ACCOUNTS

The PAD policy covers all accounts5:

•	holding Reportable Securities,

•	for which a staff member has a direct or indirect beneficial ownership[6], influence or control, and

•	is maintained by on behalf of a staff members’ Connected Persons (see above)

If a Covered Account holds securities which are not reportable (e.g. UCITS funds), then the account should still be disclosed to the CCO (but dealing in non-reportable securities does not require pre-approval).

PRE-APPROVAL REQUIREMENTS

Staff members must obtain pre-approval from the CCO prior to dealing in any Reportable Security.

Brickwood’s policy requires that Partners and fund managers do not deal directly in Reportable Securities. There are only two exceptions to this rule:

1.            any existing holdings in Reportable Securities may be sold

2.            permission to deal in any open-ended fund managed by Brickwood may be requested

In all dealing involving securities exempt from pre-approval, staff members should conform to the spirit of this Code of Ethics and avoid any activity which might appear to conflict with the interests of Brickwood or its clients.

PROCEDURE

1. Request pre-approval by completing and emailing the template below to the CCO

2. Where permission is provided, undertake the dealing within 2 business days (re-request approval if the transaction takes longer)

3. Ensure an electronic copy of the contract note is provided to the CCO within 5 business days

The CCO maintains all PAD requests and approvals on file.

5 Including Third Party Managed Accounts

6 A staff member is deemed to have beneficial ownership if the staff member has or shares a direct or indirect opportunity to profit or share in any profit derived from the account

PRE-APPROVAL TEMPLATE

Staff members should use the following template to request pre-approval, which can be emailed to the CCO once complete:

Yes/ No

[delete as appropriate]

HOLDING PERIODS

All acquisitions must be retained for a minimum period of 90 calendar days prior to any subsequent sale. Any disposal within a shorter period must specifically be approved by the CCO. This permission will only be granted in exceptional circumstances.

THIRD PARTY MANAGED ACCOUNTS

Pre-approval is not required for transactions in accounts managed by a professional adviser and over which the staff member exercises no discretion. While third party managed accounts must be reported to the CCO as a Covered Account, the securities maintained by such accounts do not need to be reported on annual or quarterly holdings reports (see below).

In order for the CCO to confirm that an account is solely managed by a third party the staff member and professional adviser will provide an initial representation confirming the terms of the arrangement (a periodic update may be requested by the CCO at their discretion). The Compliance Officer reserves the right to, on a sample basis, request reports on transactions and/or holdings of third party managed accounts.

RESTRICTED LIST

The CCO maintains a list of securities that may not be traded by Brickwood or its staff members (the “Restricted List”). A security may be placed on the Restricted List for a variety of reasons including, but not limited to:

•	The security is currently in a client portfolio and personal dealing may present a conflict

•	The Firm is in possession of material non-public information i.e. inside information

•	The Firm is party to terms of a nondisclosure or other agreement that restricts dealing in the security

•	Dealing in a security not held in a client portfolio that may present a conflict of interest[7], or

•	The CCO has determined it necessary to do so

The CCO is responsible for maintaining the Restricted List and periodically reviewing dealing records to confirm that no dealing in Restricted List securities has occurred.

PERSONAL ACCOUNT REPORTING – INITIAL AND ANNUAL HOLDINGS REPORT

All staff members must submit to the CCO an Initial Holdings Report of all securities and private investments held at the commencement of employment.

The Initial Holdings Report must:

•	be submitted no later than 10 business days after becoming a member of staff

•	be submitted no later than 30 calendar days

•	be current and include information accurate within 45 days of the report date, and

•	contain the:

o	title and type of security and, as applicable, the exchange ticker symbol or CUSIP number

o	number of shares, and principal amount of each reportable security in each covered account

o	name of any broker, dealer or bank in which a covered account is maintained, and

o	date the staff member submits the holdings report

In addition to the above, the Annual Holdings Report should be submitted no later than 30 calendar days following its request (usually from the beginning of the Firm’s financial year).

The CCO is responsible for ensuring receipt of all holdings reports. The CCO reviews such reports to determine that staff dealing is consistent with the Firm’s policies and do not otherwise indicate improper dealing activities.

PERSONAL ACCOUNT REPORTING – QUARTERLY TRANSACTION REPORTS

In addition to the Initial Holdings Report, each staff member must confirm all PAD undertaken in a Quarterly Transaction Report. This is achieved through the Quarterly Compliance Attestation process.

As the Firm obtains contract notes from staff dealing, the Quarterly Transaction Report only requires the following information:

•	date of the transaction

•	name on the relevant broker account (and relationship to staff member if for a Connected Person)

•	name of the security

•	type of transaction (buy/sell)

•	ticker symbol or CUSIP number

•	number of shares

•	principal amount

•	name of the broker, dealer or bank

Each staff member must submit the Quarterly Transaction Report no later than 30 days after each calendar quarter, regardless of whether the staff member undertook any transactions during the quarter.

7 Even where a client does not currently hold a particular security, a conflict of interest may still arise if Brickwood or its staff members deal in that security if the transaction could impact the client, benefit the Firm at the client’s expense, or misuse information obtained through the client relationship

The CCO reviews the reports to confirm that staff PAD is consistent with the pre-approval process and does not otherwise indicate improper dealing activities.

Quarterly transaction reports are not required regarding transactions undertaken:

•	in an account over which the staff member has no direct or indirect influence or control, such as a third party managed account

•	pursuant to an automatic investment plan (note: The establishment of an automatic investment plan in Restricted Securities must be pre-cleared)

•	due to the reinvestment of cash dividends resulting from securities already owned under a dividend reinvestment program

EXEMPTIONS

Any staff member seeking an exemption from these reporting requirements for a specific account must do so in writing to the CCO. In the unlikely case an exemption is granted, the CCO reserves the right to periodically request holdings and/or transaction reports for the exempted account.

GIFTS AND ENTERTAINMENT

Staff members should not, directly or indirectly, offer or accept a gift of more than minimal value (e.g. inexpensive corporate merchandise - branded pens, mugs etc) from any person or company in relation to their employment with Brickwood.

Even gifts of minimal value may raise special concerns for persons associated with pension plan sponsors, including state, municipal and other governmental plans. Any gifts to persons known to be affiliated with such plans must be pre-approved in writing by the CCO.

A “gift” is anything of value, given or received, where there is no business communication involved in its enjoyment. Examples of gifts include, but are not limited to, tickets to events, lodging and travel expenses, golf clubs, wine, prizes received from raffles or drawings, and perishable items such as food. It may also include other items given in recognition of a life event such as a wedding, anniversary or birthday.

Gifts should only be offered or accepted when they are clearly reasonable under the relationship’s circumstances. Gifts should only be accepted if there is a true belief there is no attempt to influence the staff member’s judgment, and the gift does not bring feelings of indebtedness or obligation.

GIFTS OFFERED OR RECEIVED – THRESHOLDS

All members of staff are required to obtain pre-approval from the Compliance Officer for any gifts offered or received that are likely to be valued over the amount of £100.

Staff members may not accept gifts, either individually or in the aggregate, from a business contact over any twelve-month period, having a value greater than £250. Gifts from multiple business contacts working for the same organisation must be aggregated for purposes of calculating these thresholds.

In the event a gift is received above these values it must be immediately reported to the CCO who will determine whether or not the gift needs to be returned or donated to charity.

When making charitable donations in a business context the spirit of this policy must be observed, that is the charitable donation must be for charitable purposes and not designed to induce any party to do business. All charitable donations require the prior approval of the Board.

ENTERTAINMENT OFFERED OR RECEIVED – THRESHOLDS

All staff members are required to obtain pre-approval from the CCO for any entertainment offered or received that is likely to be valued over the amount of £250 per head.

If the expected cost per head was less than £250 but after the event the estimated cost per head was greater than £250, a report must be submitted to the CCO showing the estimated cost of the entertainment. and the reason prior approval was not sought.

Where a business contact or multiple business contacts working for the same organisation have provided entertainment in excess of £500 per calendar year to a staff member, the CCO must be consulted before any further entertainment from the business contact is accepted.

Please refer to Brickwood Gifts, Entertainment and Anti-bribery policy for additional information.

PROHIBITED

All political donations are strictly prohibited.

Giving gifts to government officials (including, but not limited to, employees of sovereign wealth funds) or their family members is strictly prohibited (also see Anti-Bribery section below).

OUTSIDE BUSINESS INTERESTS

While Brickwood encourages staff to participate in and provide leadership to community, charitable, and professional activities, prior to engaging in any outside business interest (OBI), staff members must obtain written approval from the CCO. This includes all positions, especially if such activities are appointments as a director, officer, outside employment and/or offer compensation.

Generally, staff may not serve as an executive officer or director or trustee of any business entity with which Brickwood conducts business or in whose securities it may invest. Any exceptions must be approved by the CCO. Staff must disclose in writing all benefits, including monetary compensation, that they receive in relation to OBI’s.

The CCO team maintains records of all OBI’s and their approval.

ANTI-BRIBERY

It is Brickwood’s policy to prohibit any staff member from providing anything of value to a government official or candidate for office, whether domestic or foreign, in the hopes of securing an improper advantage in the furtherance of business relationships or the obtainment of investment advisory contracts. Any staff member found in violation of the Firm’s anti-bribery policy will be subject to disciplinary action, up to and including termination.

THE FCPA

The U.S. Foreign Corrupt Practices Act of 1977, as amended (FCPA), makes it illegal for staff members to make payments or provide anything of value to foreign government officials to assist the Firm in obtaining or retaining business. The FCPA applies to any officer or employee of a foreign government and to those acting on the foreign government’s behalf. Hence, the FCPA covers corrupt payments to low-ranking employees and high-level officials alike. Giving gifts to government officials (including, but not limited to, employees of sovereign wealth funds) or their family members is strictly prohibited.

POLITICAL CONTRIBUTIONS

All political donations and/or contributions are strictly prohibited.

Rule 206(4)-5 of the Investment Advisers Act of 1940 (the “pay-to-play rule”) prohibits Brickwood and its staff members from providing advisory services for which it is compensated, to a government client, for two years following a political contribution to certain elected officials or candidates. This generally includes contributions made by a staff member’s spouse, domestic partner, minor children and any other immediate family members sharing the staff member’s household.

Pay-to-play refers to situations in which an investment adviser or its covered associates make political contributions to an official who has the authority—directly or indirectly, or through the power to appoint others—to influence the selection of the adviser for investment advisory services to a government entity.

The SEC prohibits investment advisers from engaging in pay-to-play activities.

The pay-to-play rule requires an investment adviser to look back at any political contributions made by staff members who will be involved in the solicitation of clients and investors of the Firm, the look back is two years. For certain other members of staff, not involved in soliciting clients or investors, the look back required by the SEC is a shorter period of six months.

Brickwood has taken the position that upon joining the Firm, all staff members will complete a political contributions disclosure form based on the more stringent requirement of two years.